     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS RESPONDS TO KIMMERIDGE 13D FILING

HOUSTON, April 5, 2018 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today provided the following statement in response to the public filing of a schedule 13D by Kimmeridge Energy Management.
Carrizo welcomes open communications with its shareholders and seriously considers all ideas that may lead to the creation of shareholder value. While it is the Company’s policy not to comment on specific discussions with shareholders, members of Carrizo’s management team and Board of Directors have had ongoing discussions with Kimmeridge since it acquired a material stake in the Company’s stock during late 2017.
While we expect communication with Kimmeridge to continue, the Company is focused on creating value for all of its shareholders by continuing to execute on its corporate strategy of generating prudent, high-return production growth while reducing leverage, with the goal of being able to run a free cash flow positive development program in the future. Over the past several quarters, the Company has high-graded its portfolio by divesting its assets in Appalachia and the DJ Basin, as well as its downdip assets in the Eagle Ford Shale, and acquiring a core position in the Delaware Basin. As a result, the Company believes it currently has a deep inventory of core locations in two of the highest-return plays in North America. The Company has also used the proceeds from its divestiture program to help retire $520 million of its long-term debt and preferred stock, which, combined with increased EBITDA, has led to a significant reduction in the Company’s leverage ratio since mid-2017.
Carrizo agrees with Kimmeridge’s assessment that its assets are currently undervalued relative to peer companies with similar-quality acreage, but believes that executing on its development programs in the Eagle Ford Shale and Delaware Basin while continuing to strengthen its balance sheet will reduce the current discount valuation in its shares and create significant value for shareholders. While the Company expects to continue to supplement its development program by evaluating other opportunities in the market, it will only pursue any of these if it deems them to be accretive to, and in the best interest of, all shareholders.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.

Statements in this news release, including but not limited to those relating to the response to 13D filing, corporate strategy, goals, effect of executing on and supplementing programs, strengthening balance sheet, expectation of continuing communication, focus on creating value, and other statements that are not historical facts, are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include actions and responses by shareholders and potential transaction parties, results of operations, market conditions, capital needs and uses well costs, results of wells and testing, failure of actual production to meet expectations, performance of rig operators, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, integration and other risks and effects of acquisitions and dispositions, risks regarding financing, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather and other risks and uncertainties,, some of which are beyond Carrizo's control, including those described in Carrizo's Form 10-K for the year ended December 31, 2017 and in its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and Carrizo undertakes no obligation to correct or update forward-looking information.